Exhibit 99.1

MEDIA CONTACT	Joe McNeely, FreightCar America, Inc.

TEL.	(800) 458-2235

DRAFT

FOR IMMEDIATE RELEASE	May 1, 2013

FreightCar America Announces Leadership Transition

Current Company CFO Joseph McNeely Appointed President and Chief Operating Officer

Chicago, IL, May 1, 2013 — FreightCar America, Inc. (NASDAQ: RAIL) today announced that its Board of Directors has confirmed a leadership transition with the appointment of current Chief Financial Officer Joseph (Joe) E. McNeely to the position of President and Chief Operating Officer, effective immediately.

In this new role, Mr. McNeely will assume responsibility for managing the day-to-day business operations and executing the Company’s strategic plan. The Company’s executive leadership team will report directly to Joe in this capacity. Mr. McNeely has extensive railcar industry experience and has held the position of Vice President of Finance, Chief Financial Officer and Treasurer since 2010.

Ed Whalen will continue in his role as Chief Executive Officer, overseeing the Company’s strategic initiatives and supporting Mr. McNeely’s transition into his new role. Mr. Whalen will remain a member of the Board of Directors.

“Joe’s leadership over the past few years at FreightCar, coupled with his comprehensive industry experience and diverse business background, render him well-positioned to assume the President and COO role at the Company,” explained William D. Gehl, Chairman of the Board.

“Joe has played a pivotal role in successfully managing costs and maximizing operational efficiencies in the midst of a challenging coal car market. He has been instrumental in the development of the Company’s strategic initiatives that have positioned the Company for long-term growth,” said Ed Whalen, Chief Executive Officer.

Joe McNeely, President and Chief Operating Officer, noted, “I want to thank the Board for this opportunity and I’m excited to work closely with Ed and other members of the Board and the FreightCar leadership team as we continue to execute our growth strategy and strengthen FreightCar’s position in the industry.”

Prior to joining FreightCar America, Mr. McNeely served in a range of managerial and leadership positions, which included responsibility for sales, marketing, and IT as well as finance. Mr. McNeely joined FreightCar America in 2010 from Mitsui Rail Capital, LLC., where, as Vice President Sales and Marketing, he focused on railcar leasing sales and marketing, business development, and diversification of their railcar product portfolio. Previously, Mr. McNeely held positions at GATX Corporation, including Vice President Finance for GATX Rail.

Mr. McNeely will maintain responsibility for the finance function until a successor is appointed, with support from his capable finance team. The Company has initiated the search for a new CFO and expects to appoint a successor in the third quarter of 2013. Both external and internal candidates will be considered.

***

FreightCar America, Inc. manufactures railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds coal cars, bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana, Cherokee, Alabama, Danville, Illinois, Lakewood, Colorado, Grand Island, Nebraska, Hastings, Nebraska, Johnstown, Pennsylvania, and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

# # #